                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of GenTek Inc. (File No. 333-94297) of our report dated October 20, 1999, with respect to the consolidated balance sheets of Krone AG as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, included in the Current Report on Form 8-K/A, filed November 3, 1999 by GenTek Inc., incorporated by reference in the Prospectus, which is part of this Registration Statement.


     We also consent to the reference to us under the heading 'Experts' in such Prospectus.

/s/ DELOITTE & TOUCHE GMBH

Berlin/Duesseldorf, Germany

January 24, 2000